Exhibit 107

Calculation of Filing Fee Table

S-8
(Form Type)

EXPEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.0001 per share(1)	Rule 457(c) and 457(h)	1,000,000(2)	$120.1925(3)	$120,192,500.00	0.0001102	$13,245.21
Total Offering Amounts					$120,192,500.00		$13,245.21
Total Fee Offsets							—
Net Fee Due							$13,245.21

(1)This Registration Statement on Form S-8 (the “Registration Statement”) registers the issuance of 1,000,000 shares of Common Stock, par value $0.0001 (“Common Stock”), of Expedia Group, Inc. (“Expedia Group”, the “Registrant”, or the “Company”) under the Amended and Restated Expedia Group, Inc. 2013 Employee Stock Purchase Plan and the Amended and Restated Expedia Group, Inc. 2013 International Employee Stock Purchase Plan.
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are calculated using the average of the $121.615 (high) and $118.77 (low) prices per share for Expedia Group Common Stock trading on the Nasdaq Global Select Market on July 27, 2023, which date is within five business days prior to filing this Registration Statement.